PROSPECTUS  SUPPLEMENT TO PROSPECTUS DATED MAY 13, 1994

2,595,997 SHARES

USG CORPORATION

COMMON STOCK
($0.10 Par Value)


         This Prospectus Supplement relates to the public offering by USG Corporation ("USG" or the "Corporation") of up to 2,595,997 shares (the "Shares") of the Corporation's common stock (the "Common Stock"), par value $0.10 per share, to be issued from time to time continuing until the earlier of
(i) May 5, 1998, or (ii) the date upon which all Warrants (as defined herein) have been exercised. The Shares are to be issued upon the exercise of warrants (the "Warrants") issued pursuant to a warrant agreement dated as of May 6, 1993 between the Corporation and Harris Trust and Savings Bank as the Warrant Agent. See "Plan of Distribution." Each Warrant entitles the holder (the "Warrantholder") to purchase one share of Common Stock at a purchase price of $16.14 per share, subject to adjustment under certain events. The Warrants expire at 4:00 p.m., Chicago time, on May 5, 1998.

         If all of the Warrants are exercised, the Corporation will receive proceeds of $42 million less expenses. Proceeds received from exercises of the Warrants may be received as late as May 5, 1998, the final date the Warrants may be exercised. See "Use of Proceeds." Warrantholders will not recognize any gain or loss on the purchase of the Shares for cash upon exercise of the Warrants. However, Warrantholders should consult their own tax advisors. See "Federal Income Tax Consequences."

     The Shares are offered hereby directly to the Warrantholders, and no discounts, commissions or other compensation will be paid in connection therewith. The Corporation has agreed to bear certain expenses in connection with the registration and issuance of the Shares which expenses are estimated to be approximately $30,000. See "Plan of Distribution."

         The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "USG." The Warrants are traded on the NYSE under the symbol "USGwt." Warrantholders are encouraged to obtain current trading price information.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement in connection with this offering of the Shares, and if given or made, such information or representations must not be relied upon as having been authorized by USG. This Prospectus Supplement does not constitute an offer of any securities other than the Shares to which it relates or an offer to sell or a solicitation of an offer to buy in any jurisdiction in which such offer or solicitation may not be legally made.

         No action has been or will be taken by the Corporation that would permit a public offering of the Shares or the circulation or distribution of this Prospectus Supplement or any offering material in relation to the Corporation or the Shares in any county, or jurisdiction other than the United States where action for that purpose is required.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------



            The date of this Prospectus Supplement is April 6, 1998.

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                              AVAILABLE INFORMATION

         The Corporation has filed with the Securities and Exchange Commission (the "Commission" or the 'SEC") a Registration Statement (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares being offered hereby. This Prospectus Supplement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Such additional information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the public reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements made in this Prospectus Supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete but such statements are complete in all material respects for the purposes herein made. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street. Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information with respect to the Corporation are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.


                                 USG CORPORATION

         Through its subsidiaries (the "Subsidiaries"), USG is a manufacturer of building materials in North America including gypsum wallboard, joint compound and related products, ceiling tile and grid. The Subsidiaries are also engaged in the distribution of building products.

         The Corporation's principal executive offices are located at 125 South Franklin Street, Chicago, Illinois 60606. Its telephone number at that address is 312-606-4000.


                                 USE OF PROCEEDS

         If all of the Warrants are exercised the Corporation will receive proceeds of $42 million less expenses. Proceeds received from exercises of the Warrants may be received as late as May 5, 1998, the final date the Warrants may be exercised. The Corporation expects to use any proceeds received in connection with the exercise of the Warrants for general corporate purposes.


                                 DIVIDEND POLICY

         The Corporation has not declared or paid any cash dividends on its Common Stock since 1988. The Corporation does not presently intend to pay any dividends in the foreseeable future. In addition, the Corporation's senior credit agreement and certain other debt instruments currently restrict the Corporation's ability to pay dividends to common stockholders.


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                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Corporation to the Warrantholders in connection with the exercise of the Warrants. The Warrants may be exercised from time to time continuing until 4:00 p.m., Chicago time, on May 5, 1998. The Shares are offered directly to the Warrantholders and no discounts, Commissions or other compensation will be paid in connection therewith. The Corporation has reserved 2,595,997 shares of Common Stock for issuance upon exercise of the Warrants.

         The Corporation has agreed to bear certain expenses in connection with the registration and issuance of the Shares which expenses are estimated to be approximately $30,000.


                         FEDERAL INCOME TAX CONSEQUENCES

         Warrantholders will not recognize any gain or loss on the purchase of Shares for cash upon exercise of the Warrants. The basis of the Shares received will be equal to the tax basis, as adjusted, in the Warrants so exercised, plus the cash exercise price. The holding period of the Shares received will not include any period during which the Warrants were held. While not free from doubt, the holding period for such Shares should commence upon the day after the exercise of the related Warrants. Warrantholders should consult their own tax advisors concerning the federal income tax consequences of the receipt, sale, exchange or other disposition of the Warrants, and concerning their tax basis in the Warrants. Warrantholders should also consult their own tax advisors as to the tax treatment arising from the application of foreign, state or local tax laws and regulations.